COMPUTATION OF PER SHARE EARNINGS
                               Exhibit 11.1


                           For the Fiscal Years Ended
                    October 30,    October 31,    October 25,
                    1998           1997           1996
                    ----------     ----------     ----------

Adjusted shares
outstanding
---------------
Weighted average
common shares
outstanding         6,062,132      4,192,530      3,779,748
Dilutive shares -
common stock
options               524,863        586,406        738,864
Warrant held by
First Source
Financial LLP       1,575,000      3,150,000      3,150,000
Other warrants         44,700        191,968        233,801
Assumed repurchase
of common shares     (245,556)      (449,395)      (358,080)
                    ---------      ---------      ---------
Weighted average
common and
potentially dilutive
shares outstanding  7,961,139      7,671,509      7,544,333
                    =========      =========      =========

Net income
----------
Income before extra-
ordinary item       $  13,004      $  12,505      $  12,895
Extraordinary item,
net of income taxes         -         (1,003)             -
                     --------       --------       --------
     Net income     $  13,004      $  11,502      $  12,895
                     ========       ========       ========

Basic earnings per
share
------------------
Income before extra-
ordinary item       $    2.15      $    2.98      $    3.41
Extraordinary item,
net of income taxes         -          (0.24)             -
                     --------       --------       --------
     Net income     $    2.15      $    2.74      $    3.41
                     ========       ========       ========

Diluted earnings
per share
----------------
Income before extra-
ordinary item       $    1.63      $    1.63      $    1.71
Extraordinary item,
net of income taxes         -          (0.13)             -
                     --------       --------       --------
     Net income     $    1.63      $    1.50      $    1.71
                     ========       ========       ========

Notes:
------
SFAS No. 128 requires the disclosure of basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted to common stock. For the computation of diluted earnings per share, the basic weighted average number of common shares is increased by potentially dilutive shares (stock options and warrants) determined using the treasury stock method. Under the treasury stock method, any proceeds from the exercise of potentially dilutive shares are assumed to be used to repurchase common shares outstanding.